Exhibit 99.1

THE HANOVER INSURANCE GROUP, INC. REPORTS THIRD QUARTER 2007 EARNINGS:

NET INCOME OF $1.03 PER SHARE COMPARED TO A NET INCOME OF $0.65 PER SHARE LAST YEAR; INCOME FROM CONTINUING OPERATIONS OF $1.01 PER SHARE COMPARED TO $0.56 PER SHARE LAST YEAR

WORCESTER, Mass., October 29, 2007—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the third quarter of $53.9 million, or $1.03 per share, compared to a net income of $33.4 million, or $0.65 per share, in the third quarter of last year. The current quarter’s results include a $17.0 million pre-tax charge, or $0.21 per share of after-tax net losses related to 2005 Hurricane Katrina. Results for the third quarter of last year also include a pre-tax charge of $52.1 million for Hurricane Katrina losses, or $0.66 per share after taxes.

Income from continuing operations was $53.0 million for the third quarter, or $1.01 per share, compared to $28.5 million, or $0.56 per share, in the third quarter of last year. Results for both quarters include the impact of the aforementioned catastrophe losses related to Hurricane Katrina.

Total Property and Casualty pre-tax segment income was $92.8 million in the quarter, compared to $52.8 million in the third quarter of last year. The current quarter’s results include $25.1 million of net pre-tax catastrophe losses and loss adjustment expenses, of which $17.0 million relate to a reserve increase attributable to Hurricane Katrina. Results from the third quarter of last year include pre-tax net catastrophe related losses and loss adjustment expenses of $64.2 million, $52.1 million of which relate to Hurricane Katrina reserve increases. Additionally, the third quarter of 2006 included the benefit of a $7.0 million litigation settlement related to Opus Investment Management, Inc.

The Personal Lines segment reported pre-tax segment earnings of $49.4 million in the third quarter of 2007, compared to $35.0 million in the third quarter of 2006, while the Commercial Lines segment reported pre-tax segment earnings of $39.4 million in the quarter, versus $7.7 million in the third quarter of 2006.

“We achieved very solid results in the quarter, and we continue to strengthen our competitive position with winning agents and in our target markets. We remain on track for another strong year,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “At the same time, our plans to increase our annual dividend and to repurchase as much as $100 million of our common stock demonstrate the confidence we have in our overall financial position and our ability to continue to generate strong profitable growth.”

Segment Results

The Hanover conducts its business in four operating segments. Three of these operating segments, Personal Lines, Commercial Lines, and Other Property and Casualty, are included in our Property and Casualty operations. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small- to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets, as well as a block of run-off voluntary pools business in which we have not actively participated since 1995. The Life Companies, the company’s fourth operating segment, include the run-off business of First Allmerica Financial Life Insurance Company (FAFLIC), principally consisting of traditional life insurance and retirement businesses.

The following table shows pre-tax segment income (loss). It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

	Quarter ended September 30 (In millions)
	2007	2006
Property and Casualty:
Personal Lines(1)	$49.4	$35.0
Commercial Lines(2)	39.4	7.7
Other Property and Casualty	4.0	10.1
Total Property & Casualty	92.8	52.8
Life Companies	(4.1)	(1.1)
Interest expense on corporate debt	(10.0)	(10.0)
Total pre-tax segment income	78.7	41.7
Federal income tax expense	(25.7)	(14.1)
Total segment income after taxes (3)	$53.0	$27.6

(1)	Includes Personal Lines pre-tax net impact of catastrophes of $5.2 million and $20.7 million for the third quarter of 2007 and 2006, respectively.

(2)	Includes Commercial Lines pre-tax net impact of catastrophes of $19.9 million and $43.5 million for the third quarter of 2007 and 2006, respectively.

(3)	See reconciliation from segment income to net income at the end of this document.

Property and Casualty

Property and Casualty pre-tax segment income was $92.8 million in the third quarter of 2007, compared to $52.8 million in the third quarter of 2006, an increase of $40.0 million, which was primarily due to lower catastrophe related losses in the current quarter. The pre-tax net impact of catastrophes, which includes Hurricane Katrina related reserve adjustments, was $25.1 million in the current quarter compared to $64.2 million in the third quarter of 2006. Excluding the pre-tax net impact of catastrophe related losses, property and casualty pre-tax segment income would have been $117.9 million in the current quarter, consistent with $117.0 million in the prior-year quarter. The prior-year quarter benefited from the previously mentioned $7.0 million litigation settlement. Results in the current quarter benefited primarily from lower underwriting and loss adjustment expenses and higher net investment income, partially offset by lower favorable development of prior-year reserves.

Property and Casualty highlights:

•	Net premiums written were $621.8 million in the third quarter of 2007, compared to $602.9 million in the third quarter of 2006, up 3.1%.

•	Net premiums earned were $595.2 million in the third quarter of 2007, compared to $562.6 million in the third quarter of 2006.

•	New business net premiums written were $146.3 million in the third quarter of 2007, representing a decrease of 7% compared to $157.4 million in the third quarter of 2006.

•

Favorable development of prior-year loss and LAE reserves, not accounting for the aforementioned additional reserves for Hurricane Katrina, was $34.2 million in the third quarter of 2007, compared to $39.2 million in the third quarter of 2006.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended September 30
	2007	2006
Personal Lines losses (excluding catastrophes)	54.0%	50.7%
Personal Lines catastrophe-related losses	1.3%	4.7%
Total Personal Lines losses	55.3%	55.4%
Commercial Lines losses (excluding catastrophes)	38.7%	36.1%
Commercial Lines catastrophe-related losses	6.7%	18.7%
Total Commercial Lines losses	45.4%	54.8%
Total P&C Losses	51.6%	55.2%
Loss adjustment expenses	10.4%	10.8%
2005 Hurricane Katrina-related loss adjustment expenses	0.8%	1.5%
Policy acquisition and other underwriting expenses	33.0%	34.9%
Combined Ratio	95.8%	102.4%

Personal Lines

Personal Lines pre-tax segment income was $49.4 million in the quarter, compared to $35.0 million in the prior-year quarter. The pre-tax net impact of catastrophes, which in each case includes Hurricane Katrina related reserve adjustments, was $5.2 million in the current quarter, compared to $20.7 million in the third quarter of 2006. Excluding the pre-tax net impact of catastrophe-related losses, Personal Lines pre-tax segment income would have been $54.6 million in the current quarter, compared to $55.7 million in the prior-year quarter. This decrease was primarily due to higher losses, partially offset by higher net investment income and lower underwriting and loss adjustment expenses.

Losses were higher in the third quarter of 2007, mostly due to lower favorable development of prior-year losses and loss adjustment reserves, primarily in our personal auto line and, to a lesser extent, from higher current accident year losses. The increase in current accident year losses was driven by higher severity of losses in the homeowners line.

Underwriting and loss adjustment expenses were lower in the quarter, benefiting from lower variable compensation expenses, lower technology costs and lower expenses associated with independent adjusters.

Personal Lines highlights:

•	Net premiums written were $392.9 million in the third quarter of 2007, compared to $383.2 million in the third quarter of 2006, which equates to 2.5% current-quarter growth.

•	Net premiums earned were $367.7 million in the third quarter of 2007, compared to $353.1 million in the third quarter of 2006.

•	New business net premiums written were $67.3 million in the third quarter of 2007, representing a decrease of 12.6% compared to $77.0 million in the third quarter of 2006.

•

The Personal Lines GAAP combined ratio was 95.6% in the third quarter of 2007, versus 98.4% in the prior-year quarter. Excluding the Hurricane Katrina adjustments, the combined ratio would have been 95.6% and 94.9% for the third quarter of 2007 and 2006, respectively.

•

The pre-tax net impact of catastrophes (including adjustments to reserves related to Hurricane Katrina) was $5.2 million, or 1.4 points of the combined ratio, for the third quarter of 2007, compared to $20.7 million, or 5.9 points of the combined ratio, for the third quarter of 2006.

•

Favorable development of prior-year loss and LAE reserves, not accounting for the aforementioned additional reserves for Hurricane Katrina, was $9.6 million in the current quarter, compared to favorable development of $13.6 million in the third quarter of 2006, improving the Personal Lines combined ratio by 2.6 points and 3.9 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $39.4 million in the quarter, compared to an income of $7.7 million in the third quarter of 2006. The pre-tax net impact of catastrophes, which includes Hurricane Katrina related reserve adjustments, was $19.9 million in the current quarter, compared to $43.5 million in the third quarter of 2006. Excluding the pre-tax net impact of catastrophe-related losses, Commercial Lines pre-tax segment income would have been $59.3 million in the current quarter, compared to $51.2 million in the prior-year quarter. This increase was driven primarily by earned premium growth, primarily in our specialty lines, as well as lower underwriting expenses.

Underwriting expenses were lower in the quarter, primarily due to lower variable compensation expenses and lower technology costs.

Commercial Lines highlights:

•	Net premiums written were $228.9 million in the third quarter of 2007, compared to $219.7 million in the third quarter of 2006, which equates to 4.2% current-quarter growth.

•	Net premiums earned were $227.5 million in the third quarter of 2007, compared to $209.5 million in the third quarter of 2006.

•	New business net premiums written were $79.0 million in the third quarter of 2007, representing a decrease of 1.7% compared to $80.4 million in the third quarter of 2006.

•

The Commercial Lines GAAP combined ratio was 95.9% in the third quarter of 2007, versus 109.2% in the prior-year quarter. Excluding Hurricane Katrina adjustments, the combined ratio would have been 88.3% and 90.2% for the third quarter of 2007 and 2006, respectively.

•

The pre-tax net impact of catastrophes (including adjustments to reserves related to Hurricane Katrina) was $19.9 million, or 8.8 points of the combined ratio, for the third quarter of 2007, compared to $43.5 million, or 20.8 points of the combined ratio, for the third quarter of 2006.

•

Favorable development of prior-year loss and LAE reserves, not accounting for the aforementioned additional reserves for Hurricane Katrina, was $24.8 million in the current quarter, compared to favorable development of $25.7 million in the third quarter of 2006, improving the Commercial Lines combined ratio by 10.9 points and 12.3 points, respectively.

Other Property & Casualty

Other Property & Casualty pre-tax segment income was $4.0 million in the quarter, compared to $10.1 million in the prior-year quarter. Excluding the previously mentioned $7.0 million litigation settlement benefit related to Opus Investment Management, Inc., pre-tax segment income in the third quarter of 2006 would have been $3.1 million. Other Property & Casualty includes the company’s premium financing business, investment management operations, earnings on holding company assets, as well as run-off voluntary pools.

Life Companies

Continuing Operations:

The continuing operations of the Life Companies include the FAFLIC retained business. The retained business primarily includes the closed block of traditional life insurance, group retirement business, guaranteed investment contract (GIC) businesses, and the company’s discontinued group life and health business, including group life and health voluntary pools, which are all in run-off.

The Life Companies’ continuing operations reported a segment loss of $4.1 million in the third quarter of 2007, compared to a loss of $1.1 million in the third quarter of 2006. The segment loss in the current quarter was primarily driven by increased pension expenses of $2.8 million resulting from the pension adjustment discussed in Other Items.

Investment Results

Net investment income was $81.4 million for the third quarter of 2007, compared to $78.3 million in the same period of 2006. Net investment income for the property and casualty segment increased by $6.5 million, to $62.4 million for the third quarter of 2007, compared to the third quarter of 2006. This increase in property and casualty segment net investment income for the quarter was driven primarily by increased operating cash flows that can be attributed to growth in the business. Offsetting the increase in property and casualty net investment income was a decrease in the Life Companies’ net investment income of $3.4 million, to $18.8 million. The decrease in Life Companies’ net investment income was driven by lower limited partnership income and lower average invested assets, resulting from continued cash outflows from the run-off of the life operations.

Third quarter 2007 pre-tax net realized investment losses were $1.2 million, compared to $2.1 million of pre-tax net realized gains in the same period of 2006. In the third quarter 2007, there were pre-tax net realized losses on sales of fixed maturities of $0.8 million and $0.4 million of capital losses resulting from impairments on certain fixed maturity securities. In the third quarter of 2006, pre-tax net realized investment gains of $3.6 million were primarily from sales of investments. These gains were partially offset by $1.5 million of capital losses resulting from impairments on certain fixed maturity securities.

Balance Sheet

Shareholders’ equity was $2.2 billion, or $42.34 per share, at September 30, 2007, compared to $2.0 billion or $39.10 per share at December 31, 2006. Excluding accumulated other comprehensive income, book value was $43.62 per share at the close of the current quarter, compared to $39.88 per share at December 31, 2006.

Other Items

On October 17, 2007, we announced that the Board of Directors of The Hanover Insurance Group, declared an annual dividend of 40 cents ($.40) per share on the issued and outstanding common stock of the company, payable December 12, 2007, to shareholders of record at the close of business November 28, 2007. This represents a 10 cent increase from the dividend paid out last year.

Also, as announced earlier today, the Board of Directors of The Hanover Insurance Group has authorized the company to repurchase up to $100 million of its common stock. Under this new authorization, the company may repurchase up to $100 million of its common stock from time to time, in amounts and prices and at such times as the company deems appropriate, subject to market conditions and other considerations. The repurchase authorization does not require the company to purchase any specific number of shares or to make purchases by a certain date.

The current quarter’s results include the effect of an adjustment to our pension benefit obligation (PBO) liability which reduced current quarter’s pre-tax earnings by $5.0 million or $0.06 per share after-tax, shareholders’ equity by $10.4 million after-tax and book value by $0.20 per share after tax. This adjustment results from an error in the calculation of our PBO for each of 2005 and 2006 relating to census data third-party recordkeeping errors. The impact of this adjustment to the PBO in the quarter represents the cumulative prior-period effect under Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions.” This adjustment is subject to change in the fourth quarter, pending the completion of our analysis with respect to these census data recordkeeping errors. We do not expect any fourth quarter adjustment to be material to the results of operations or to shareholders’ equity.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s third quarter results on Tuesday, October 30th at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

The Hanover’s third quarter earnings press release and statistical supplement are also available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Certain statements in this release or in the above referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “plan,” “guidance” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”. These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the possibility of adverse judicial decisions including those which expand policy coverage beyond its intended scope (such as recent decisions in Louisiana involving the so-called “flood” exclusions and so-called “Valued Policy Law”), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multivariate personal auto product and the homeowners tiered product), the impact of the company’s acquisition of Professionals Direct, Inc., adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in the frequency and loss trends generally being experienced industry-wide, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including increasing rate pressure, particularly in Commercial Lines), adverse state and federal legislation or regulation or regulatory actions, financial ratings actions, uncertainties in estimating the FIN 45 liability recorded in conjunction with certain indemnity obligations to Goldman Sachs in connection with the sale of the variable life insurance and annuity business (including with respect to existing and potential litigation and regulatory actions and the remediation of certain processing errors in connection with tax reporting), uncertainties in calculating our projected benefit liabilities as a result of prior census data errors, and various other factors.

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses, catastrophe losses relating to Hurricane Katrina or reserve development.

Segment income is net income excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development (including development related to Hurricane Katrina) should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended September 30, 2007 and 2006 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

Contact Information
Investors:	Media:
Sujata Mutalik	Michael F. Buckley
E-mail: smutalik@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-3457	1-508-855-3099

THE HANOVER INSURANCE GROUP, INC.

(In millions, except per share data)

	Quarter ended September 30
	2007	2006
Net income	$53.9	$33.4
Net income per share(1)	$1.03	$0.65
Weighted average shares	52.5	51.3

The following is a reconciliation from segment income to net income (2):

PER SHARE DATA (DILUTED) (1)	Quarter ended September 30
	2007		2006
Segment Income	$	Per Share	$	Per Share
Property and Casualty
Personal Lines	$49.4		$35.0
Commercial Lines	39.4		7.7
Other Property & Casualty	4.0		10.1
Total Property and Casualty	92.8		52.8
Life Companies	(4.1)		(1.1)
Interest expense on corporate debt	(10.0)		(10.0)
Total segment income	78.7	$1.50	41.7	$0.81
Federal income tax expense on P&C segment income	(31.7)		(15.2)
Federal income tax benefit on other segment income	6.0		1.1
Total federal income tax expense on segment income	(25.7)	(0.49)	(14.1)	(0.27)
Total segment income after federal income taxes	53.0	1.01	27.6	0.54
Net realized investment (losses) gains, net of amortization	(0.9)	(0.02)	2.0	0.04
Gain on derivatives			0.1
Restructuring costs			(0.5)	(0.01)
Federal income tax benefit (expense) on non-segment income	0.7	0.01	(0.7)	(0.01)
Federal income tax settlement	0.2	0.01
Income from continuing operations, net of taxes	53.0	1.01	28.5	0.56
Gain (loss) on disposal of variable life insurance and annuity business, net of taxes	0.1		(2.9)	(0.06)
Gain on Sale of Financial Profiles, net of taxes	0.8	0.02	7.8	0.15
Net income	$53.9	$1.03	$33.4	$0.65

(1)	Basic net income per share was $1.04 and $0.66 for the quarters ended September 30, 2007 and 2006, respectively.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

Net income includes the following items by segment:

	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment losses	$(0.4)	$(0.4)	$—	$(0.1)	$(0.9)
Federal income tax settlement				0.2	0.2
Gain on disposal of variable life insurance and annuity business, net of taxes				0.1	0.1
Gain on Sale of Financial Profiles, net of taxes				0.8	0.8

	Quarter ended September 30, 2007 (In millions)
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Net realized investment gains	$0.6	$1.0	$—	$0.4	$2.0
Gain on derivatives				0.1	0.1
Restructuring costs				(0.5)	(0.5)
Loss on disposal of variable life insurance and annuity business, net of taxes				(2.9)	(2.9)
Gain on Sale of Financial Profiles, net of taxes				7.8	7.8

All figures reported are unaudited.